EXHIBIT 99.1

PRESS RELEASE

                       Contact:
                       Amy Ford
                       Director, Investor Relations
                       Cabot Microelectronics Corporation
                                                    (630) 375-5412

CABOT MICROELECTRONICS CORPORATION REPORTS APPEAL OF KOREAN DECISION REGARDING INFRINGEMENT BY CHEIL INDUSTRIES, INC.

AURORA, IL – January 11, 2010  – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, reported today that it has filed an appeal in Korea of a decision by the Seoul court in its ongoing patent infringement action against Cheil Industries, Inc. for the manufacture and sale of certain CMP slurries used in Korea for tungsten CMP, which has been ongoing since 2007.  In its decision, the Seoul court had found that Cheil did not infringe one of Cabot Microelectronics’ Korean patents based solely on practices and interpretations unique to Korean patent law.  The decision, law and patent at issue are limited to Korea, and certain product made and sold there by Cheil, and Cabot Microelectronics believes that its appeal of the decision has merit given the evidence presented in the matter.  In addition, the Seoul court ruled only on the matter of infringement and did not raise issues regarding the validity of Cabot Microelectronics’ Korean patent.

In 2006, the parties settled an action in the U.S. International Trade Commission (ITC) over the same products and the same patent family when Cheil agreed not to sell the accused products in the U.S.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 900 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2009, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.